KPMG
                     KPMG LLP                         Telephone  816 802 5200

                     Suite 100                        Fax        816 802 5400

                     1000 Walnut Street               Internet   www.us.kpmg.com

                     Kansas City, MO 64106-2162

August 8, 2005

SEC Headquarters
100 F Street, NE
Washington, DC 20549
Office of the Chief Accountant

Ladies and Gentlemen:

We were previously principal accountants for Collins Industries, Inc. and under the date of July 28, 2005, we reported on the consolidated financial statements of Collins Industries, Inc., as of October 31, 2004 and 2003 and for each of the years in the three-year period ending October 31, 2004. On August 3, 2005, we resigned as principal accountants. We have read Collins Industries, Inc.'s statements included under Item 4.01 of its Form 8-K dated August 9, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement in the second sentence of the fifth paragraph regarding audit committee input and language in the seventh paragraph regarding the selection of another public accounting firm.

Very truly yours,

/s/KPMG LLP

           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             Member firm of KPMG International, a Swiss cooperative.